Exhibit 10.32

April 30, 2004

Mr. Patrick Broderick
c/o Corgentech Inc.

Re: Employment Terms

Dear Patrick:

It is with great pleasure that I invite you to join the Corgentech team. We are building an exciting, new company dedicated to the discovery, development and commercialization of novel therapies for cardiovascular diseases and other significant health conditions. As you know, our most advanced product is in clinical development and is projected to be approved for marketing in 2005. If successful, this product will alleviate a major cardiovascular health risk and thereby generate revenues in excess of a billion dollars on a worldwide basis. We also have various research stage projects and intend to expand our research capabilities.

The most important component of any successful company is its people. To accomplish successfully our goals, we are assembling a world-class team to support our research and development efforts.  Corgentech Inc. is pleased to offer you the position of General Counsel, on the following terms. You will report to John McLaughlin, President & CEO, in our General and Administrative department.  You will work at our facility located at 650 Gateway Blvd., South San Francisco, Ca  94080.  Of course, Corgentech may change your position, duties and work location from time to time as it deems necessary.

Your compensation will be $230,000 per year, less payroll deductions and all required withholdings.  You will be paid semi-monthly and you will be eligible for the following standard Company benefits:  major medical, life, vision, dental, accidental death & dismemberment,  401(K) plan, vacation days, sick leave, and holidays.  Additionally, you will be eligible for a year-end cash bonus based on individual and corporate performance of up to 15% of your earned salary. Details about these benefits are available for your review from our Human Resources Department.  Corgentech may modify compensation and benefits from time to time as it deems necessary.

You will also receive a one time signing bonus of $50,000 less payroll deductions and all required withholdings within thirty (30) days of your start date.  If you leave the Company voluntarily within twelve (12) months of your start date, you will be required to reimburse Corgentech for the signing bonus.

We will recommend to the Board of Directors of Corgentech (the “Board”) that, at the next Board meeting, you be granted a stock option entitling you to purchase up to 100,000 shares of Corgentech’s common stock (“Common Stock”) at the then current fair market value as determined by the Board at that meeting. Corgentech’s standard vesting program provides that twenty five percent (25%) of such options shall vest on the first anniversary of your date of employment, with the balance of your options vesting in equal monthly installments over the following three years.  The options will be subject to the terms and conditions of Corgentech’s equity incentive plan and a stock option agreement, which will be sent to you separately.

If, within six months after the consummation of a Change of Control (as defined herein), your job position is eliminated as a result of the Change of Control, you will receive continuation of your base salary and health benefits, less required withholdings, for a period of six months after your termination date. For purposes of this offer letter, “Change of Control” shall mean the occurrence of any one or more of the following events: (i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company; (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

As a Corgentech employee, you will be expected to abide by Corgentech’s rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Corgentech proprietary information.  Corgentech is an at-will employer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We hope that you will agree to join Corgentech as we build an organization dedicated to improving patient health by addressing unmet medical needs and providing substantial value for our stockholders and co-workers.  Please sign and date this letter, and return it to me if you wish to accept employment at Corgentech under the terms described above. We anticipate your start date to be July 5, 2004.

Welcome to Corgentech!

Sincerely,
/s/ JOHN P. McLAUGHLIN

John McLaughlin
President & CEO

Accepted:

/s/ PATRICK BRODERICK	May 7, 2004
Patrick Broderick	Date

Attachment:  Proprietary Information and Inventions Agreement